Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-207584 on Form S-3 and Nos. 333-168977,

333-130600, 333-125713, 333-190688 and 333-224140 on Form S-8 of LHC Group, Inc. of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of Almost Family, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Almost Family, Inc. and Subsidiaries included in the Annual Report (Form 10-K) of Almost Family, Inc. for the year ended December 29, 2017.

Louisville, Kentucky

April 5, 2018